(As filed July 16, 2004)
                                                                File No. 70-9717


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 2
                                       on
                                   FORM U-1/A
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                   REGENCO LLC
                          6609-R West Washington Street
                           West Allis, Wisconsin 53214

               (Name of company filing this statement and address
                        of principal executive offices)
               ---------------------------------------------------

                           ALLIANT ENERGY CORPORATION

                 (Name of top registered holding company parent)
              ----------------------------------------------------

                              F.J. Buri, Corporate
                            Secretary Alliant Energy
                                   Corporation
                              4902 N. Biltmore Lane
                            Madison, Wisconsin 53718

                     (Name and address of agent for service)
              -----------------------------------------------------

                The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:


              Barbara J. Swan, General Counsel   William T. Baker, Jr., Esq.
              Alliant Energy Corporation         Thelen Reid & Priest LLP
              4902 N. Biltmore Lane              875 Third Avenue
              Madison, Wisconsin 53718           New York, New York 10022

     The Application-Declaration filed in this proceeding on July 12, 2000, as amended by Amendment No. 1, filed on August 28, 2000, is hereby withdrawn.

                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this statement filed herein to be signed on its behalf by the undersigned thereunto duly authorized.


                                        REGENCO LLC


                                        By:/s/  John C. Bobrowich
                                           ----------------------
                                        Name: John C. Bobrowich
                                        Title: President and CEO

Date:  July 16, 2004


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